                                                                     EXHIBIT 11

                              ETEC SYSTEMS, INC.

           COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED JULY 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------- ------- ------
Weighted average common shares outstanding.............   20,787  16,554    839
Common equivalent shares from options, warrants, and
 convertible preferred stock(1)........................      --      --   4,524
Weighted average common stock equivalents calculated by
 the treasury stock method applied to options and
 warrants issued.......................................    1,216   1,742  1,205
Weighted average common equivalent shares from
 convertible preferred stock, calculating using the if-
 converted method......................................      --      --   8,026
                                                         ------- ------- ------
Weighted average common shares and equivalents.........   22,003  18,296 14,594
                                                         ======= ======= ======
Net income.............................................  $34,439 $36,861 $9,936
                                                         ======= ======= ======
Net income per share...................................  $  1.57 $  2.02 $ 0.68
                                                         ======= ======= ======

--------
(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to the stock options and warrants, using the treasury stock method and the assumed initial public offering ("IPO") price of $9.50 per share, and common equivalent shares from convertible preferred stock, using the if-converted method, issued during the year prior to the IPO are included in the computation for the year ended July 31, 1995.